Exhibit 99.1
For Immediate Release

Contacts:	Norman Black, Public Relations 404-828-7593 Andy Dolny, Investor Relations 404-828-8901
UPS 4th QUARTER EARNINGS SURGE 44%;
2011 EPS EXPECTED TO SET ALL-TIME HIGH
Company Projects 2011 EPS to Jump 16-to-22%;
International & Supply Chain 2010 Profits Set Records
     ATLANTA, Feb. 1, 2011 — UPS (NYSE:UPS) today announced adjusted diluted earnings per share of $1.08 for the fourth quarter of 2010, a 44% improvement over the prior-year period. Global revenue grew 8.4%, generating $1.8 billion in adjusted operating profit, a 40% increase.
     On a reported basis, diluted earnings per share totaled $1.11, a 48% increase over the $0.75 reported for the same period last year. During the quarter, UPS recorded a net after-tax gain of $32 million related to the sale of certain non-core business units.
     For the full year 2010, the company delivered 3.9 billion packages, an average of 15.6 million per day. Revenue increased 9.4% to $49.5 billion. Adjusted operating profit soared 47% to $5.8 billion with the International and Supply Chain & Freight segments achieving record-setting levels, generating $1.9 billion and $577 million, respectively. On a reported basis, operating profit for the year was $5.9 billion, up 55%. Adjusted diluted earnings per share were $3.56, up 54%, and $3.48 on a reported basis, up 63%.
     “UPS again demonstrated exceptional earnings growth by leveraging the strength of its network to provide solutions for customers,” said Scott Davis, UPS chairman and CEO. “I’m encouraged by the opportunities we see in 2011 as UPS continues to expand into emerging markets while demonstrating the power of the logistics capabilities we’ve built worldwide.”
     Based on expectations for 2011, UPS is providing annual guidance for diluted earnings per share to a range of $4.12-to-$4.35, an increase of 16-to-22% over 2010 adjusted results. This would exceed the peak earnings level recorded in 2007.
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Consolidated Results	4Q 2010		Adjusted 4Q 2010		4Q 2009
Revenue	$13.42	B	—		$12.38	B
Operating profit	$1.81	B	$1.76	B	$1.26	B
Operating margin	13.5%		13.1%		10.2%
Average volume per day	17.7	M	—		17.3	M
Diluted earnings per share	$1.11		$1.08		$0.75
     For the three months ended Dec. 31, 2010, UPS delivered 1.1 billion packages, a 3.9% increase. Adjusted operating margin expanded 290 basis points to 13.1%. On a reported basis, operating margin was 13.5%.
     During the holiday shipping season, global volume exceeded 24 million packages on five days, including one day that exceeded 25 million. UPS delivered more than 440 million packages during the holiday shipping season, powered by strong demand from on-line retailers.
Cash Position
     For the year ending Dec. 31, UPS generated $3.1 billion in free cash flow even after $2 billion in accelerated contributions to defined benefit pension plans in the fourth quarter. The company also:
•	Invested $1.4 billion in capital expenditures.

•	Paid dividends totaling $1.8 billion.

•	Repurchased 12.4 million shares at a cost of approximately $800 million.

U.S. Domestic Package	4Q 2010		4Q 2009
Revenue	$8.08	B	$7.55	B
Operating profit	$1.04	B	$764	M
Operating margin	12.9%		10.1%
Average volume per day	15.12	M	14.86	M
     Operating profit increased 37% to $1.04 billion on revenue growth of 7%. The margin expansion of 280 basis points was driven by higher yields, operational efficiencies and volume growth.
     Revenue per piece improved 3.5%, primarily through increases in base pricing and higher fuel surcharges. Average daily package volume was up 1.7% during the quarter due to growth in UPS Next Day Air® and Ground.
     The company noted a strong response by U.S. customers to its new UPS Smart Pickupsm service, designed for those who want the convenience of a scheduled pickup but may not ship a package every day. This high-tech service, the latest in a series of environmentally responsible offerings, alerts UPS drivers when a pickup needs to be made.
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International Package	4Q 2010		4Q 2009
Revenue	$3.05	B	$2.79	B
Operating profit	$537	M	$467	M
Operating margin	17.6%		16.7%
Average volume per day	2.54	M	2.42	M
     The operating profit for the segment increased 15% to $537 million on 9% growth in revenue. The operating margin expanded to 17.6% as a result of volume growth, yield improvement and excellent cost management.
     Export average daily volume increased 8.7%. The company experienced strong growth from key export countries, with China up more than 30%. European exports continued to show solid performance, led by double-digit gains in Germany.
     For 2010, International volume increased 13.6% to a record 2.3 million packages per day. Throughout the year, UPS significantly increased its global network capacity to take advantage of opportunities in the marketplace. For example, airlift out of Asia was increased by 40%.
     During the quarter, UPS deployed technology aimed at the rapidly growing mobile user market. The popular UPS Mobile Apps and mobile Web site were released to customers in Germany, Canada, the United Kingdom, Italy and France.

			Adjusted
Supply Chain & Freight	4Q 2010		4Q 2010		4Q 2009
Revenue	$2.29	B	—		$2.03	B
Operating profit	$234	M	$176	M	$28	M
Operating margin	10.2%		7.7%		1.4%
     Adjusted operating profit improved more than six fold to $176 million on revenue growth of 13%. The adjusted operating margin for the segment increased 630 basis points to 7.7%, with all business units contributing.
     UPS Freight outpaced the market with revenue up 23% due to double-digit growth in shipments per day, an increase in gross weight hauled and significant yield improvement. Forwarding and Logistics revenue increased 10.1% to $1.6 billion, driven primarily by revenue management initiatives in the Forwarding business unit.
     As the year ended, UPS announced a significant expansion of its global healthcare distribution facility network in the U.S., Asia, Europe and Canada to accommodate continued rapid growth in its healthcare business. These new facilities are specially designed to meet the needs of pharmaceutical, biotech and medical device companies.
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Outlook
     “The fourth quarter results punctuate a year in which UPSers superbly executed our strategy,” said Kurt Kuehn, UPS’s chief financial officer. “As we close the book on 2010 and look towards 2011, UPS is uniquely positioned for growth in the future.
     “Over the past two years, UPS took the necessary steps to weather the economic storm and emerged stronger,” Kuehn continued. “As a result, we expect to exceed previous peak earnings level with 2011 diluted earnings per share within a range of $4.12 to $4.35, an increase of 16% to 22% over adjusted 2010 results.
     “Cash flow will continue to be strong, creating a foundation for increasing returns to shareholders,” Kuehn added. “We plan to significantly ramp up share repurchases, to approximately $2 billion in 2011.”
     UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.
EDITOR’S NOTE:
     UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss fourth quarter results with investors and analysts during a conference call at 8:30 a.m. EST today. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”
     UPS routinely posts investor announcements on its web site —investor.shareholder.com/ups — and encourages those interested in the company to check there frequently.
     We supplement the reporting of our financial information determined under generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, including, as applicable, “as adjusted” operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as “reported” or “unadjusted”. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.

     In the first quarter of 2010, we recorded a $98 million pre-tax restructuring charge in our U.S. Domestic Package operations related to the reorganization of our domestic management structure. We also incurred a $38 million pre-tax loss on the sale of a specialized transportation business in Germany in our Supply Chain & Freight segment. Additionally, we recorded a $76 million charge to income tax expense, resulting from a change in the filing status of a German subsidiary. In the third quarter of 2010, we recorded a $109 million pre-tax gain on the sale of real estate. In the fourth quarter of 2010, we recorded a $71 million pre-tax gain related to the sale of UPS Logistics Technologies, partially offset by a $13 million pre-tax fair value adjustment of a financial guarantee associated with the first quarter sale of a business unit in Germany. In the first quarter of 2009, we recorded a $181 million pre-tax impairment charge related to our McDonnell-Douglas DC-8-71 and DC-8-73 aircraft fleets. In the second quarter of 2009, we recorded a $77 million pre-tax charge for the remeasurement of certain obligations denominated in foreign currencies, in which hedge accounting was not able to be applied. We presented fourth quarter and year-to-date 2010 and 2009 operating profit, operating margin, pre-tax income, net income and earnings per share excluding the impact of these items as we believe these adjusted measures better enable shareowners to focus on period-over-period operating performance. The underlying matters that produced these charges and gain were unique, and we do not believe they are reflective of the types of items that will affect future results.
     Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, income before income taxes, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, increased security requirements, strikes, work stoppages and slowdowns, changes in energy prices, governmental regulations and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data — Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2010	2009	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$8,080	$7,552	$528	7.0%
International Package	3,047	2,791	256	9.2%
Supply Chain & Freight	2,294	2,034	260	12.8%

Total revenue	13,421	12,377	1,044	8.4%

Operating expenses:
Compensation and benefits	6,859	6,637	222	3.3%
Other	4,748	4,481	267	6.0%

Total operating expenses	11,607	11,118	489	4.4%

Operating profit:
U.S. Domestic Package	1,043	764	279	36.5%
International Package	537	467	70	15.0%
Supply Chain & Freight	234	28	206	N/A

Total operating profit	1,814	1,259	555	44.1%

Other income (expense):
Investment income	10	13	(3)	-23.1%
Interest expense	(94)	(89)	(5)	5.6%

Total other income (expense)	(84)	(76)	(8)	10.5%

Income before income taxes	1,730	1,183	547	46.2%

Income tax expense	611	426	185	43.4%

Net income	$1,119	$757	$362	47.8%

Net income as a percentage of revenue	8.3%	6.1%

Per share amounts
Basic earnings per share	$1.13	$0.76	$0.37	48.7%
Diluted earnings per share	$1.11	$0.75	$0.36	48.0%

Weighted-average shares outstanding
Basic	994	997	(3)	-0.3%
Diluted	1,004	1,004	—	0.0%

As adjusted income data:
Operating profit:
U.S. Domestic Package	$1,043	$764	$279	36.5%
International Package	537	467	70	15.0%
Supply Chain & Freight (1)	176	28	148	N/A

Total operating profit	1,756	1,259	497	39.5%

Income before income taxes (1)	$1,672	$1,183	$489	41.3%
Net income (2)	$1,087	$757	$330	43.6%
Basic earnings per share (2)	$1.09	$0.76	$0.33	43.4%
Diluted earnings per share (2)	$1.08	$0.75	$0.33	44.0%

(1)	2010 Supply Chain & Freight operating profit and consolidated income before income taxes exclude a $71 million gain on the sale of UPS Logistics Technologies. This gain is partially offset by the exclusion of a $13 million fair value adjustment loss related to the guarantee associated with the sale of a specialized transportation business in Germany that occurred in Q1 2010.

(2)	2010 net income and earnings per share amounts exclude the after-tax impact of the Supply Chain & Freight net gain related to the disposition of businesses described in (1), which combined to increase net income by $32 million.

Certain prior year amounts have been reclassified to conform to the current year presentation.	1 OF 5

United Parcel Service, Inc.
Selected Operating Data — Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2010	2009	$ / #	%
Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,524	$1,412	$112	7.9%
Deferred	887	850	37	4.4%
Ground	5,669	5,290	379	7.2%

Total U.S. Domestic Package	8,080	7,552	528	7.0%
International Package:
Domestic	651	633	18	2.8%
Export	2,242	2,043	199	9.7%
Cargo	154	115	39	33.9%

Total International Package	3,047	2,791	256	9.2%
Supply Chain & Freight:
Forwarding and Logistics	1,597	1,450	147	10.1%
Freight	580	473	107	22.6%
Other	117	111	6	5.4%

Total Supply Chain & Freight	2,294	2,034	260	12.8%

Consolidated	$13,421	$12,377	$1,044	8.4%

Consolidated volume (in millions)	1,095	1,054	41	3.9%

Operating weekdays	62	61	1

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,318	1,284	34	2.6%
Deferred	1,170	1,202	(32)	-2.7%
Ground	12,630	12,377	253	2.0%

Total U.S. Domestic Package	15,118	14,863	255	1.7%
International Package:
Domestic	1,539	1,503	36	2.4%
Export	998	918	80	8.7%

Total International Package	2,537	2,421	116	4.8%

Consolidated	17,655	17,284	371	2.1%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$18.65	$18.03	$0.62	3.4%
Deferred	12.23	11.59	0.64	5.5%
Ground	7.24	7.01	0.23	3.3%
Total U.S. Domestic Package	8.62	8.33	0.29	3.5%
International Package:
Domestic	6.82	6.90	(0.08)	-1.2%
Export	36.23	36.48	(0.25)	-0.7%
Total International Package	18.39	18.12	0.27	1.5%
Consolidated	$10.02	$9.70	$0.32	3.3%

Certain prior year amounts have been reclassified to conform to the current year presentation.	2 OF 5

United Parcel Service, Inc.
Selected Financial Data — Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2010	2009	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$29,742	$28,158	$1,584	5.6%
International Package	11,133	9,699	1,434	14.8%
Supply Chain & Freight	8,670	7,440	1,230	16.5%

Total revenue	49,545	45,297	4,248	9.4%

Operating expenses:
Compensation and benefits	26,324	25,640	684	2.7%
Other	17,347	15,856	1,491	9.4%

Total operating expenses	43,671	41,496	2,175	5.2%

Operating profit:
U.S. Domestic Package	3,373	2,138	1,235	57.8%
International Package	1,904	1,367	537	39.3%
Supply Chain & Freight	597	296	301	101.7%

Total operating profit	5,874	3,801	2,073	54.5%

Other income (expense):
Investment income	3	10	(7)	-70.0%
Interest expense	(354)	(445)	91	-20.4%

Total other income (expense)	(351)	(435)	84	-19.3%

Income before income taxes	5,523	3,366	2,157	64.1%

Income taxes	2,035	1,214	821	67.6%

Net income	$3,488	$2,152	$1,336	62.1%

Net income as a percentage of revenue	7.0%	4.8%

Per share amounts
Basic earnings per share	$3.51	$2.16	$1.35	62.5%
Diluted earnings per share	$3.48	$2.14	$1.34	62.6%

Weighted average shares outstanding
Basic	994	998	(4)	-0.4%
Diluted	1,003	1,004	(1)	-0.1%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$3,362	$2,319	$1,043	45.0%
International Package	1,904	1,367	537	39.3%
Supply Chain and Freight (2)	577	296	281	94.9%

Total operating profit	5,843	3,982	1,861	46.7%

Income before income taxes (1), (2), (3)	$5,492	$3,624	$1,868	51.5%
Net income (4)	$3,570	$2,316	$1,254	54.1%
Basic earnings per share (4)	$3.59	$2.32	$1.27	54.7%
Diluted earnings per share (4)	$3.56	$2.31	$1.25	54.1%

(1)	2010 U.S. Domestic Package operating profit and consolidated income before income taxes exclude a $98 million restructuring charge related to the reorganization of our domestic management structure, as well as a $109 million gain on the sale of real estate. 2009 U.S. Domestic Package operating profit and consolidated income before income taxes exclude a $181 million impairment charge on our McDonnell-Douglas DC-8-71 and DC-8-73 airframes, engines, and parts, due to an acceleration of the planned retirement of these aircraft.

(2)	2010 Supply Chain & Freight operating profit and consolidated income before income taxes exclude a $71 million gain on the sale of UPS Logistics Technologies and a $51 million loss on the sale of a specialized transportation business in Germany, which includes a fair value adjustment loss due to a financial guarantee associated with this business sale.

(3)	2009 interest expense and consolidated income before income taxes exclude a $77 million charge for the remeasurement of certain obligations denominated in foreign currencies, in which hedge accounting was not able to be applied.

(4)	2010 net income and earnings per share amounts exclude the after-tax impact of the U.S. Domestic Package restructuring charge and real estate gain described in (1), the net gain on the disposition of businesses described in (2), which combined to decrease net income by $6 million. Additionally, 2010 net income and earnings per share exclude a $76 million charge to income tax expense, resulting from a change in the tax filing status of a German subsidiary.

2009 net income and earnings per share amounts exclude the after-tax effect of the impairment and currency remeasurement charges discussed in (1) and (3), which totaled $164 million.

Certain prior year amounts have been reclassified to conform to the current year presentation.	3 OF 5

United Parcel Service, Inc.
Selected Operating Data — Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2010	2009	$ / #	%
Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$5,835	$5,456	$379	6.9%
Deferred	2,975	2,859	116	4.1%
Ground	20,932	19,843	1,089	5.5%

Total U.S. Domestic Package	29,742	28,158	1,584	5.6%
International Package:
Domestic	2,365	2,111	254	12.0%
Export	8,234	7,176	1,058	14.7%
Cargo	534	412	122	29.6%

Total International Package	11,133	9,699	1,434	14.8%
Supply Chain & Freight:
Forwarding and Logistics	6,022	5,080	942	18.5%
Freight	2,208	1,943	265	13.6%
Other	440	417	23	5.5%

Total Supply Chain & Freight	8,670	7,440	1,230	16.5%

Consolidated	$49,545	$45,297	$4,248	9.4%

Consolidated volume (in millions)	3,941	3,811	130	3.4%

Operating weekdays	253	253	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,205	1,198	7	0.6%
Deferred	941	957	(16)	-1.7%
Ground	11,140	10,895	245	2.2%

Total U.S. Domestic Package	13,286	13,050	236	1.8%
International Package:
Domestic	1,403	1,218	185	15.2%
Export	885	796	89	11.2%

Total International Package	2,288	2,014	274	13.6%

Consolidated	15,574	15,064	510	3.4%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$19.14	$18.00	$1.14	6.3%
Deferred	12.50	11.81	0.69	5.8%
Ground	7.43	7.20	0.23	3.2%
Total U.S. Domestic Package	8.85	8.53	0.32	3.8%
International Package:
Domestic	6.66	6.85	(0.19)	-2.8%
Export	36.77	35.63	1.14	3.2%
Total International Package	18.31	18.23	0.08	0.4%
Consolidated	$10.24	$9.83	$0.41	4.2%

Certain prior year amounts have been reclassified to conform to the current year presentation.	4 OF 5

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	December 31, 2010
Net cash from operations	$3,835
Capital expenditures	(1,389)
Proceeds from disposals of PP&E	304
Net change in finance receivables	105
Other investing activities	234

Free cash flow	$3,089

Amounts are subject to reclassification.

Certain prior year amounts have been reclassified to conform to the current year presentation.	5 OF 5